Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-3 No. 333-138736), the Registration Statements (Form S-8 No. 333-128647, No. 333-138758 and No. 333-145404) pertaining to the Sunesis Pharmaceuticals, Inc. 1998 Stock Plan, Sunesis Pharmaceuticals, Inc. 2001 Stock Plan, Sunesis Pharmaceuticals, Inc. 2005 Equity Incentive Award Plan and Sunesis Pharmaceuticals, Inc. Employee Stock Purchase Plan and the Registration Statement (Form S-8 No. 333-132679) pertaining to the Sunesis Pharmaceuticals, Inc. 2006 Employment Commencement Incentive Plan, of our reports dated March 10, 2008 with respect to the financial statements of Sunesis Pharmaceuticals, Inc., and the effectiveness of internal control over financial reporting of Sunesis Pharmaceuticals, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2007.

/s/ Ernst & Young LLP

San Jose, California
March 14, 2008